EX-16.16.a

POWER OF ATTORNEY

The undersigned trustees of Academy Funds Trust, a Delaware statutory trust (the “Registrant”), hereby appoint David Jacovini (with full power to act alone) as their attorney-in-fact and agent, in all capacities, to execute, deliver and file in the names of the undersigned, any and all instruments that said attorney and agent may deem necessary or advisable to enable the Registrant to comply with or register any security issued by the Registrant under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations thereunder, with respect to the Registrant’s Registration Statement on Form N-14 related to the proposed reorganization of the  McKinley Diversified Income Fund, a series of Professionally Managed Portfolios, into the Innovator McKinley Income Fund, a series of the Registrant, including any and all pre- and post-effective amendments thereto, any other document to be filed with the U.S. Securities and Exchange Commission and any and all documents required to be filed with respect thereto with any other regulatory authority. Each of the undersigned grants to said attorney, full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

The undersigned trustees hereby execute this Power of Attorney as of the 9th day of November, 2015.

NAME	TITLE
/s/ Oliver St. Clair Franklin Oliver St. Clair Franklin	Trustee and Chairman
/s/ Russell R. Wagner Russell R. Wagner	Trustee